Exhibit 99.1

Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
www.penson.com
PRESS RELEASE

Penson Worldwide, Inc. Reports Results for Third
Quarter and Nine Months Ended September 30, 2007
DALLAS, TX, October 24, 2007 — Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing, settlement and custody and technology products and services to the global financial services industry, today announced results for the third quarter and nine months ended September 30, 2007.
For the third quarter of 2007, total revenues increased 53%, to $105.1 million compared to $68.8 million in the September 2006 quarter. Total revenues on a net interest income basis increased 37%, to $68.1 million compared to $49.8 million in the year ago quarter. Results for the September 2007 quarter included a one time expense of $10.8 million, equal to $6.9 million net of tax, or $0.25 per diluted share, from the previously announced (August 17, 2007) loss of funds placed with Sentinel Management Group, Inc., which is now in bankruptcy. As a result, net income for the quarter totaled $1.9 million, or $0.07 per diluted share, compared to $6.6 million, or $0.26, in the year ago quarter. Excluding the Sentinel expense net of tax, net income for the September 2007 quarter would have been approximately $8.5 million, an increase of 28% versus the September 2006 quarter, and diluted per share would have been $0.32, an increase of 23% from a year ago.
The U.S. Securities and Exchange Commission has filed suit against Sentinel, alleging that Sentinel defrauded its investors (such as Penson), and the bankruptcy court-appointed Trustee has initiated legal action against certain Sentinel insiders seeking to recover payments made prior to the bankruptcy filing.
Weighted average shares outstanding (diluted) for the September 2007 quarter increased 6% year over year, reflecting Penson’s May 2006 IPO and first quarter 2007 share payments for the Schonfeld, GHCO and CCS acquisitions. Compared to the June 2007 quarter, average shares outstanding (diluted) declined 1% due to share repurchases in connection with the Company’s previously announced $25 million buyback program. During the September 2007 quarter, the Company repurchased 1,289,778 shares at an average price of $16.75 per share. Subsequent to the September 2007 quarter, Penson completed the repurchase program by acquiring an additional 184,725 shares, thus reducing shares outstanding by a total of 6%.
“Our businesses are back on track from the June 2007 quarter,” said Philip A. Pendergraft, Chief Executive Officer. “But for Sentinel, we would have generated record operating profits on record revenues. All of our operating units are performing in line with our current plan for the year. In particular, changes we implemented resulted in an improvement in net interest income as compared to the previous quarter.”
For Immediate Release

PENSON 3Q07 & 9M07 RESULTS
For the nine months ended September 30, 2007, revenues increased 41%, to $294.1 million compared to $208.2 million for the corresponding 2006 period. Total revenues on a net interest income basis increased 30%, to $189.2 million compared to $145.6 million in 2006. Nine month income from continuing operations was $16.6 million, or $0.62 per diluted share, compared to $16.6 million, or $0.74, in the year ago period. Excluding the previously mentioned Sentinel expense net of tax, income from continuing operations for the nine months ended September 30, 2007 would have been $23.2 million, an increase of 40% versus the year ago nine month period, and on a diluted per share basis, would have been $0.86, an increase of 16% from a year ago. There were 21% more average shares outstanding (diluted) in the 2007 period versus the 2006 period.
Analysis of Third Quarter 2007 Results
(All comparisons are to the corresponding year-ago period unless otherwise indicated)
Revenue from clearing and commission fees increased 67% to $30.7 million, with approximately half the growth coming from organic sources and half from a full quarter of both the Schonfeld active trading correspondent business and the Penson GHCO futures commission merchant acquisitions. Penson had 234 correspondents at September 30, 2007, up from 229 a year ago.
Gross interest revenue increased 51%, to $60.6 million, resulting in a 13% increase in net interest income, to $23.7 million. Net interest income from average daily interest earning asset based balances increased 7%, to $20.0 million, reflecting higher balances, partially offset by a narrower spread. Net interest income from conduit stock loans increased 168%, to $1.9 million.
Technology revenues increased 34%, to $3.9 million, primarily due to increases in recurring revenues. In the “other” category, revenue expanded 32%, to $9.9 million, reflecting increases in trading revenues in equities and foreign exchange, and equity and option execution fees.
Operating margin was 2.4%, versus 14.9% in the September 2006 quarter and 11.5% in the June 2007 quarter. Excluding the previously mentioned Sentinel expense, operating margin would have been 12.7% in the September 2007 quarter.
Year over year, operating margin (excluding the Sentinel expense) declined primarily due to higher interest expense on short-term obligations associated with increased customer deposits which was not offset with a proportional increase in customer margin lending. In addition, during part of the September 2007 quarter, banks paid lower rates on deposits and charged higher rates on short-term borrowings due to turmoil in the credit markets. These factors were partially offset by the benefits of increased operating leverage in Penson’s other businesses, including lower floor brokerage, exchange and clearing fees; improved profitability of Penson’s UK operation; and a reduced loss for the Nexa technology business.
Compared to the June 2007 quarter, operating margin (excluding the Sentinel expense) expanded due to improvements in net interest margin from institutional customer assets of the former Schonfeld correspondents, and lower floor brokerage, exchange and clearing fees.
The September 2007 quarter had a lower effective tax rate of 24.1% compared to the March 2007 and June 2007 quarters due to lower reported earnings and a true up of the 2006 tax provision. Otherwise, adjusted for the Sentinel expense, the tax rate would have been 36.3% versus 35.0% in the year ago quarter.

PENSON 3Q07 & 9M07 RESULTS
Non-GAAP Financial Measures
From time to time the Company uses certain non-GAAP measures of financial performance to supplement the unaudited financial statements presented in accordance with GAAP. The Company presents non-GAAP measurements when we believe that the additional information is useful and meaningful to investors. Non-GAAP measurements do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP measurements is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.
We have reported our results of operations both with and without the effect of the $6.9 million expense net of tax relating to the funds placed with Sentinel Management Group. We believe that, given the one time nature of this loss, it is useful to state what our results of operations would have been without the Sentinel loss so that investors can see the financial trends for our continuing business.
Conference Call
Penson will host a conference call to discuss its third quarter results on Thursday, October 25, 2007 at 10:00 AM Eastern Time (9:00 AM Central Time). The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access call details via Thomson Financial StreetEvents at www.streetevents.com. A webcast replay will be available shortly thereafter on both those sites.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO and Penson Asia Limited, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of all types of broker/dealers since 1995. Penson is the Flexible Choice in Global Financial Services.
Penson Financial Services, Inc. is a member of the American Stock Exchange, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange, OneChicago, the International Securities Exchange, the NYSE Arca Exchange, the Options Clearing Corp, the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada, Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Dealers Association of Canada, and is a member of the CIPF. Penson Financial Services, Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, and ICE Futures.

PENSON 3Q07 & 9M07 RESULTS
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts:
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450,
andy@intermarket.com, or Erica Fidel, 212-754-5448, Erica@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232,
gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com

PENSON 3Q07 & 9M07 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Clearing and commission fees	$30,670	$18,365	$83,297	$60,416
Technology	3,876	2,890	10,653	8,451
Interest, gross	60,647	40,038	170,092	117,184
Other	9,895	7,499	30,026	22,181

	105,088	68,792	294,068	208,232

Expenses
Employee compensation and benefits	25,739	19,607	74,115	58,990
Floor brokerage, exchange and clearance fees	6,615	5,265	18,713	16,413
Communications and data processing	8,593	5,586	23,480	17,874
Occupancy and equipment	4,085	3,346	11,375	9,778
Interest expense on short-term obligations	36,992	19,030	104,906	62,660
Vendor related asset impairment	10,810	—	10,810	—
Other expenses	8,929	5,197	23,052	14,109
Interest expense on long-term debt	760	539	1,687	2,612

	102,523	58,570	268,138	182,436

Income from continuing operations before income taxes	2,565	10,222	25,930	25,796
Income tax expense	618	3,579	9,291	9,245

Income from continuing operations	1,947	6,643	16,639	16,551

Income from discontinued operations, net of tax	—	—	—	243

Net income	$1,947	$6,643	$16,639	$16,794

Earnings per share-basic:
Earnings per share from continuing operations	$0.07	$0.27	$0.63	$0.76
Earnings per share from discontinued operations	—	—	—	0.01

Net income per share	$0.07	$0.27	$0.63	$0.77

Earnings per share-diluted:
Earnings per share from continuing operations	$0.07	$0.26	$0.62	$0.74
Earnings per share from discontinued operations	—	—	—	0.01

Net income per share	$0.07	$0.26	$0.62	$0.75

Weighted average shares outstanding — basic	26,402	25,034	26,478	21,866
Weighted average shares outstanding — diluted	26,920	25,314	27,043	22,284

PENSON 3Q07 & 9M07 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$113,968	$103,054
Cash and securities — segregated under Federal and other regulations	1,165,037	577,336
Receivable from broker-dealers and clearing organizations	633,692	338,872
Receivable from customers, net	1,230,641	1,239,170
Receivable from correspondents	532,938	117,343
Securities borrowed	2,071,834	1,783,403
Securities owned, at market value	232,821	172,277
Deposits with clearing organizations	341,981	202,033
Property and equipment, net	24,876	18,698
Other assets	202,673	92,204

Total assets	$6,550,461	$4,644,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$484,744	$169,749
Payable to customers	2,931,635	2,214,987
Payable to correspondents	559,988	260,029
Short-term bank loans	570,378	60,186
Notes payable	50,000	10,000
Securities loaned	1,572,727	1,589,395
Securities sold, not yet purchased	44,191	60,124
Accounts payable, accrued and other liabilities	81,455	68,136

Total liabilities	6,295,118	4,432,606

Stockholders’ Equity
Total stockholders’ equity	255,343	211,784

Total liabilities and stockholders’ equity	$6,550,461	$4,644,390

PENSON 3Q07 & 9M07 RESULTS
Penson Worldwide, Inc.
Supplemental Data

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
(in thousands)	2006	2006	2007	2007	2007

Interest revenue

Interest on asset based balances	$28,456	$29,701	$30,208	$40,483	$40,820
Interest on Conduit borrows	10,093	15,397	16,513	19,086	18,098
Money market	1,489	1,517	1,514	1,641	1,729

Total interest revenue	40,038	46,615	48,235	61,210	60,647

Interest expense

Interest expense on liability based balances	9,637	12,430	13,198	22,509	20,771
Interest on Conduit loans	9,393	14,339	15,102	17,105	16,221

Total interest expense	19,030	26,769	28,300	39,614	36,992

Net interest revenue	$21,008	$19,846	$19,935	$21,596	$23,655

Average daily balance (1)

Interest earning average daily balance	$2,200,037	$2,379,844	$2,532,021	$3,455,347	$3,467,722
Interest paying average daily balance	1,453,038	1,768,821	1,981,243	2,746,501	2,679,413
Conduit borrow	848,635	1,235,775	1,415,384	1,665,514	1,589,703
Conduit loan	848,440	1,237,582	1,413,577	1,663,601	1,587,437

Average interest rate on balances (1)

Interest earning average daily balance	5.17%	4.99%	4.77%	4.69%	4.71%
Interest paying average daily balance	2.65%	2.81%	2.66%	3.28%	3.10%

Spread	2.52%	2.18%	2.11%	1.41%	1.61%
Conduit borrow	4.76%	4.98%	4.67%	4.58%	4.55%
Conduit loan	4.43%	4.63%	4.27%	4.11%	4.09%

Spread	0.33%	0.35%	0.40%	0.47%	0.46%

(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.